Exhibit 99.1

DraftKings Reports Fourth Quarter and Full-Year 2020 Results and Raises 2021 Revenue Guidance

Reports Fourth Quarter Revenue of $322 million; Increases 2021 Revenue Guidance to $900 million to $1 billion

Boston, MA – February 26, 2021— DraftKings Inc. (Nasdaq: DKNG) (“DraftKings” or the “Company”) today reported fourth quarter and full-year 2020 financial results.

Fourth Quarter 2020 Highlights

For the three months ended December 31, 2020, DraftKings reported revenue of $322 million, an increase of 146% compared to $131 million during the same period in 2019. After giving pro forma effect to the business combination with SBTech (Global) Limited (“SBTech”) and Diamond Eagle Acquisition Corp. which was completed on April 23, 2020, as if it had occurred on January 1, 2019, revenue grew 98% compared to the three months ended December 31, 2019.

“With a favorable fourth quarter sports calendar and strong marketing execution, DraftKings was able to generate tremendous customer acquisition and engagement that propelled us to $322 million in fourth quarter revenue, a 98% year over year increase,” said Jason Robins, DraftKings’ co-founder, CEO and Chairman of the Board. “In the fourth quarter of 2020, we saw MUPs increase 44% to 1.5 million and ARPMUP increase 55% to $65. We are raising our revenue outlook for 2021 due to our expectation for continued growth, the outperformance of our core business and newly launched states that were not included in our previous guidance.”

Favorable Sports Calendar and Strong Customer Engagement Drove Q4 Results

●	Monthly Unique Payers (“MUPs”) for our B2C segment increased 44% compared to the fourth quarter of 2019. On average, 1.5 million monthly unique paying customers engaged with DraftKings each month during the fourth quarter. The increase reflects strong unique payer retention and acquisition across DFS, OSB and iGaming. For 2020, MUPs increased 29%, which includes the impact of COVID-19 on our MUPs for Sportsbook and DFS primarily during the second quarter and early in the third quarter.

●	Average Revenue per MUP (“ARPMUP”) was $65 in the fourth quarter representing a 55% increase versus the same period in 2019. Our ARPMUP was positively impacted by increased engagement with our iGaming and mobile sports betting product offerings as well as successful cross-selling. For 2020, ARPMUP increased 29%.

Increasing 2021 Revenue Guidance

●	DraftKings is raising its fiscal year 2021 revenue guidance from a range of $750 million to $850 million to a range of $900 million to $1 billion, which equates to year-over-year growth of 40% to 55% and a 19% increase compared to the midpoint of our previous guidance.

●	The increase reflects strong performance in the fourth quarter of 2020, substantial user activation due to the effectiveness of our 2020 marketing spend, and the launch of mobile sports betting and iGaming in Michigan and mobile sports betting in Virginia. This guidance also assumes that all professional and college sports calendars that have been announced come to fruition and that we continue to operate in states in which we are live today.

●	Detailed financial data and other information for the fourth quarter and full-year 2020 is available in DraftKings’ Annual Report on Form 10-K, being filed today with the Securities and Exchange Commission (the “SEC”), as well as in a slide presentation that can be accessed through the “Investors” section of the Company’s website at investors.draftkings.com.

DraftKings Grows Its Nation-Leading Mobile Sports Betting and iGaming Footprint

DraftKings expanded its footprint to include mobile sports betting in Tennessee in the fourth quarter of 2020. In 2021, DraftKings launched mobile sports betting and iGaming in Michigan and mobile sports betting in Virginia.

●	In November, DraftKings launched mobile sports betting in Tennessee. The state of Tennessee had the best two month launch in U.S. sports betting history with over $300 million in handle in its first two months of operation including 38% month-over-month growth in December.

●	On January 1, 2021, DraftKings began mobile registration in Iowa according to state regulations. By 3PM ET on January 5, DraftKings registered more customers via mobile registration than through the entirety of 2020.

●	Following successful launches in Michigan and Virginia in 2021 (combined these states represent 6% of the U.S. population), DraftKings is now live with mobile sports betting in 12 states, which is more than any other company in the industry. These 12 states together represent 25% of the U.S. population, a position that DraftKings has achieved less than three years after the Supreme Court struck down the Professional and Amateur Sports Protection Act of 1992.

●	In 2021, 19 state legislatures have introduced legislation to legalize online sports betting, five state legislatures have introduced legislation to expand their existing sports wagering frameworks and one state legislature has introduced legislation to legalize sports betting limited to retail locations. In addition, four states have introduced iGaming legislation and two states have introduced online poker legislation.

Commercial and Strategic Agreements

DraftKings announced several advantageous commercial and strategic agreements in the fourth quarter that are expected to provide the Company with access to unique and valuable content, intellectual property and marketing assets, including:

●	a multi-channel deal with the Mashantucket Pequot Tribal Nation and Foxwoods Resorts Casino, which would provide DraftKings with access for online sports betting ahead of the anticipated launch of legal sports betting in Connecticut, subject to necessary legislative and regulatory approvals. As part of the deal, DraftKings also became the official daily fantasy sports partner of Foxwoods Resort Casino;

●	a multi-year agreement with Turner Sports, making DraftKings the exclusive sportsbook and daily fantasy sports provider across select Turner Sports and Bleacher Report properties, excluding NBA programming;

●	an agreement with Triller which allowed DraftKings to be the “Official Sports Betting and Fantasy Sports Partner” of the boxing match between Mike Tyson and Roy Jones Jr.;

●	a multi-year deal with the Philadelphia Eagles, making DraftKings the Official Daily Fantasy Sports Partner and Official Sports Betting Partner of the team;

●	an exclusive, multi-year relationship with Bryson DeChambeau, who became the first active professional golfer to represent DraftKings via an integrated brand, content, marketing, and VIP centric collaboration;

●	an agreement with the Detroit Pistons, making DraftKings the team’s exclusive Official Daily Fantasy Sports Partner, as well as an Official Sports Betting and Casino Partner;

●	a multi-year deal with the Nashville Predators, making DraftKings the Official Daily Fantasy Sports Partner and an Official Sports Betting Partner of the team;

●	the successful launch of a mobile and online iGaming and sportsbook platform for PalaceBet (PalaceBet.co.za) in South Africa, powered by DraftKings’ cutting-edge B2B sports betting and iGaming technology;

●	the renewal and extension of our relationship with MansionBet, the Gibraltar-based sport betting brand of the Mansion Group, which will see DraftKings’ B2B technology continue to power the tier one operator’s sportsbook and casino platform; and

●	an agreement with InComm Payments to launch an industry-first retail gift card. The launch enables consumers to gift the DraftKings experience to others in $25 and $50 denominations and expands our brand across retail locations nationwide.

Product, Technology and Content

DraftKings’ migration to SBTech continues to be on-track for completion by the end of third quarter of 2021. We also continued to invest in our products and create engaging content:

●	maintained the highest DFS app store ratings for both iOS and Android as well as the highest iOS rating for Casino and Sportsbook. As of March 1, 2021, Google is expanding the number of countries where developers can publish licensed real money gaming apps to include the United States. DraftKings’ Sportsbook and Casino apps will be available to download for Android users via the Google Play Store;

●	announced a multi-year agreement to become a primary sponsor of the Center for Gaming Innovation, housed within the International Gaming Institute (IGI) at the University of Nevada, Las Vegas (UNLV); and

●	developed an original concept show, B/R Drop Zone: DraftKings Big Game Prop Reveal, that provided football fans with an exclusive first glimpse at DraftKings’ proprietary Super Bowl prop bets in a new reveal show which streamed live on the Bleacher Report app.

Environmental, Social and Governance Initiatives

DraftKings raised and donated over $1.6 million to charity through a variety of ESG-related initiatives in 2020. Fourth quarter 2020 and first quarter 2021 highlights include:

●	published our first ESG report on February 22, 2021 outlining our views on environmental, social and governance factors and highlighting those factors that are most relevant to our business;

●	raised $113,000 to help fund breast cancer research in collaboration with the Larry Fitzgerald Foundation through the second-annual DraftKings Pink ‘Em initiative, a month-long philanthropic effort that featured four charity contests on each NFL Sunday in October. More than 385,000 DraftKings customers participated throughout Breast Cancer Awareness Month this season;

●	raised $183,000 through charity DFS contests in support of the Company’s Tech for Heroes initiative, which provides recent and returning veterans and their spouses with free, high-tech skills training in areas like front end web development and cybersecurity; and

●	raised $180,000 through charity DFS contests in support of the Community Foundation of Middle Tennessee, which created the Neighbor’s Fund in response to the Christmas Day explosion that occurred in downtown Nashville, Tennessee.

Webcast and Conference Call Details

DraftKings will host a conference call and audio webcast today at 8:30 a.m. EST, during which management will discuss the Company’s fourth quarter results and provide commentary on business performance. A question and answer session will follow the prepared remarks.

The conference call may be accessed by dialing (833) 644-0686 for domestic callers or (918) 922-6762 for international callers. Once connected with the operator, please provide the conference ID of 8266709.

A live audio webcast of the earnings conference call may be accessed on the Company’s website at investors.draftkings.com, along with a copy of this press release, the Company’s Form 10-K filing, and a slide presentation. The audio webcast and accompanying presentation will be available on the Company’s investor relations website until 11:59 p.m. EST on March 15, 2021.

About DraftKings

DraftKings Inc. is a digital sports entertainment and gaming company created to fuel the competitive spirit of sports fans with products that range across daily fantasy, regulated gaming and digital media. Headquartered in Boston, and launched in 2012 by Jason Robins, Matt Kalish and Paul Liberman, DraftKings is the only U.S.-based vertically integrated sports betting operator. DraftKings is a multi-channel provider of sports betting and gaming technologies, powering sports and gaming entertainment for 50+ operators in 17 countries. DraftKings’ Sportsbook is live with mobile and/or retail betting operations in the United States pursuant to regulations in Colorado, Illinois, Indiana, Iowa, Michigan, Mississippi, New Hampshire, New Jersey, New York, Oregon, Pennsylvania, Tennessee, Virginia and West Virginia. DraftKings’ daily fantasy sports product is available in 8 countries internationally with 15 distinct sports categories. DraftKings is the official daily fantasy partner of the NFL, MLB, NASCAR and the PGA TOUR as well as an authorized gaming operator of the NBA and MLB and an official betting operator of the PGA TOUR.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this press release, including statements regarding guidance, our future results of operations or financial condition, our strategic plans and focus, user growth and engagement, product initiatives, the objectives of management for future operations, and the impact of COVID-19 on our business and the economy as a whole, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “forecast,” “going to,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “propose,” “should,” “target,” “will,” or “would” or the negative of these words or other similar terms or expressions. We caution you that the foregoing may not include all of the forward-looking statements made in this press release.

You should not rely on forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this press release primarily on our current expectations and projections about future events and trends, including the ongoing COVID-19 pandemic, that we believe may affect our business, financial condition, results of operations, and prospects. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside DraftKings’ control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include, but are not limited to, DraftKings’ ability to manage growth; DraftKings’ ability to execute its business plan and meet its projections; potential litigation involving DraftKings; changes in applicable laws or regulations, particularly with respect to gaming; general economic and market conditions impacting demand for DraftKings’ products and services; economic and market conditions in the media / entertainment / gaming / software industry in the markets in which DraftKings’ operates; the potential adverse effects of the COVID-19 pandemic on capital markets, general economic conditions, unemployment and DraftKings’ liquidity, operations and personnel, as well as the risks, uncertainties, and other factors described in “Risk Factors” in our filings with the SEC, which are available on the SEC’s website at www.sec.gov. Additional information will be made available in other filings that we make from time to time with the SEC. The forward-looking statements contained herein are based on management’s current expectations and beliefs and speak only as of the date hereof, and DraftKings makes no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.

Contacts

Media:

Media@draftkings.com

@DraftKingsNews

Investors:

Investors@draftkings.com